As filed with the Securities and Exchange Commission on September 28, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CTI BIOPHARMA CORP.

(Exact Name of Registrant as Specified in Its Charter)

Washington	91-1533912
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

3101 Western Avenue, Suite 600

Seattle, Washington 98121

(Address, Including Zip Code, of Principal Executive Offices)

CTI BioPharma Corp. 2015 Equity Incentive Plan

(Full Title of the Plan)

James A. Bianco, M.D.

President and Chief Executive Officer

CTI BioPharma Corp.

3101 Western Avenue, Suite 600

Seattle, Washington 98121

(206) 282-7100

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

C. Brophy Christensen, Jr., Esq. O’Melveny & Myers LLP Two Embarcadero Center, 28th Floor San Francisco, California 94111-3823 (415) 984-8700	Lisa M. Luebeck, Esq. CTI BioPharma Corp. 3101 Western Avenue, Suite 600 Seattle, Washington 98121 (206) 282-7100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)(2)(3)	Proposed Maximum Offering Price Per Share(3)(4)	Proposed Maximum Aggregate Offering Price(3)(4)	Amount of Registration Fee(3)(4)
Common Stock, no par value per share, issuable under the 2015 Plan (defined below)	16,721,817	$1.485	$ 24,831,898	$2,071

1)

This Registration Statement covers, in addition to the number of shares of CTI BioPharma Corp., a Washington corporation (the “Company” or the “Registrant”), common stock, no par value per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the CTI BioPharma Corp. 2015 Equity Incentive Plan (the “2015 Plan”), as a result of one or more adjustments under the 2015 Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

2)

Each share of Common Stock is accompanied by a preferred stock purchase right pursuant to the Shareholder Rights Agreement, dated as of December 28, 2009, between the Company and Computershare Trust Company, N.A., as Rights Agent, and as subsequently amended.

3)

As described in the Explanatory Note below, the number of shares of Common Stock being registered hereby consists of (i) 12,000,000 shares of Common Stock newly available for issuance under the 2015 Plan and being registered for the first time and (ii) 4,721,817 shares of Common Stock previously registered by the Registrant under the Registrant’s 2007 Equity Incentive Plan (the “2007 Plan”) on the Registrant’s Registration Statement (the “Prior Registration Statement”) on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 4, 2014 (Commission File No. 333-196510) (the “Rollover Shares”). A post-effective amendment to the Prior Registration Statement to deregister such 4,721,817 Rollover Shares previously registered by the Registrant on the Prior Registration Statement is being filed by the Registrant in connection with the filing of this Registration Statement.  The Prior Registration Statement otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer or sale pursuant thereto.

4)

Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee, were calculated with respect to the 12,000,000 shares of Common Stock newly available for issuance under the 2015 Plan being registered for the first time based upon the average of the high and low prices of the Common Stock on September 21, 2015, as quoted on the NASDAQ Capital Market. In accordance with Instruction E to the General Instructions to Form S-8 and the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations (July 1997) of the Division of Corporate Finance of the Commission, the Registrant is paying the registration fee solely with respect to such 12,000,000 shares of Common Stock being newly registered. Registration fees with respect to the balance of the shares being registered on this Registration Statement (4,721,817 shares of Common Stock) were paid in connection with registration of such shares on the Prior Registration Statement.

EXPLANATORY NOTE

At the 2015 Annual Meeting of Shareholders of the Company held on September 23, 2015 (the “Approval Date”), the Company’s shareholders approved the 2015 Plan.  As of the Approval Date, the number of shares of Company Common Stock authorized for issuance under the 2015 Plan was:

(i)	12,000,000 shares (the “New Shares”) of the Company’s Common Stock newly available for issuance under the 2015 Plan; and
(ii)

4,721,817 shares of Common Stock available for additional award grant purposes under the 2007 Plan as of the Approval Date and determined immediately prior to the termination of the authority to grant new awards under the 2007 Plan as of the Approval Date that, with shareholder approval of the 2015 Plan, became available for new award grants under the 2015 Plan (the “Rollover Shares”).

In accordance with Instruction E to the General Instructions to Form S-8 and the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations (July 1997) of the Division of Corporate Finance of the Commission, the purpose of this Registration Statement is to (i) register the New Shares and (ii) carry forward and reallocate to this Registration Statement the Rollover Shares. A post-effective amendment to the Prior Registration Statement to deregister the Rollover Shares is being filed by the Company in connection with the filing of this Registration Statement. No additional awards may be granted under the 2007 Plan after the Approval Date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference (other than those documents or the portions of those documents deemed to be furnished and not filed in accordance with Commission rules):

a)

The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2014, filed with the Commission on March 12, 2015 (as amended by Amendment No. 1 filed with the Commission on April 30, 2015);

b)	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2015 and June 30, 2015, filed with the Commission on May 6, 2015 and August 6, 2015, respectively;
c)

The Company’s Current Reports on Form 8-K filed with the Commission on January 9, 2015, February 27, 2015, March 23, 2015 (as amended by Amendment No.1 filed with the Commission on April 29, 2015 and Amendment No. 2 filed with the Commission on June 11, 2015), June 9, 2015, June 10, 2015, July 27, 2015, September 23, 2015 and September 24, 2015;

d)

The description of the Company’s Common Stock contained in its Registration Statement on Form 10 filed with the Commission on June 27, 1996, as amended, and any other amendment or report filed for the purpose of updating such description; and

e)

The description of the Company’s Preferred Stock Purchase Rights contained in its Registration Statement on Form 8-A filed with the Commission on December 28, 2009 (Commission File No. 001-12465), as amended by Amendment No 1. to Form 8-A filed with the Commission on May 17, 2011 (Commission File No. 001-12465), and Registration Statement on Form 8-A filed with the Commission on September 6, 2012 (Commission File No. 000-28386), as amended by Amendment No. 1 to Form 8-A filed with the Commission on December 7, 2012 (Commission File No. 000-28386) and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Sections 23B.08.500 through 23B.08.603 of the Washington Business Corporation Act, or the WBCA, authorize Washington corporations to indemnify directors and officers under certain circumstances against expenses and liabilities incurred in legal proceedings in which they are involved by reason of being a director or officer, as applicable. Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law, illegal corporate losses or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VII of the Registrant’s articles of incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director’s liability to the Registrant and its shareholders. Article VII also provides that no amendment or repeal of such Article shall adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Article IX of the Registrant’s amended and restated bylaws provides for, among other things, the indemnification by the Registrant of its directors and executive officers and the advancement of expenses. The Registrant has entered into an indemnification agreement with each of its executive officers and directors in which the Registrant agrees to hold harmless and indemnify the executive officer or director to the fullest extent permitted by Washington law. The form of such indemnification agreement is attached as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on June 2, 2014.

The directors and officers of the Registrant may also be indemnified against liability they may incur for serving in such capacity pursuant to a liability insurance policy we maintain for such purpose.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the attached Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 28, 2015.

CTI BIOPHARMA CORP.

By:	/s/ James A. Bianco, M.D.
James A. Bianco, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James A. Bianco, M.D. and Louis A. Bianco, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James A. Bianco, M.D.	President, Chief Executive Officer and Director	September 28, 2015
James A. Bianco, M.D.	(Principal Executive Officer)

/s/ Louis A. Bianco	Executive Vice President, Finance and Administration (Principal Financial and Accounting Officer)	September 28, 2015
Louis A. Bianco

/s/ Phillip M. Nudelman, Ph.D.	Chairman of the Board	September 28, 2015
Phillip M. Nudelman, Ph.D.

/s/ John H. Bauer	Director	September 28, 2015
John H. Bauer

/s/ Karen Ignagni	Director	September 28, 2015
Karen Ignagni

/s/ Richard L. Love	Director	September 28, 2015
Richard L. Love

/s/ Mary O. Mundinger, DrPH	Director	September 25, 2015
Mary O. Mundinger, DrPH

/s/ Jack W. Singer, M.D.	Director	September 28, 2015
Jack W. Singer, M.D.

/s/ Frederick W. Telling, Ph.D.	Director	September 28, 2015
Frederick W. Telling, Ph.D.

/s/ Reed V. Tuckson, M.D.	Director	September 28, 2015
Reed V. Tuckson, M.D.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	CTI BioPharma Corp. 2015 Equity Incentive Plan.

5.1	Opinion of Karr Tuttle Campbell (opinion re: legality).

15	Letter regarding Unaudited Interim Financial Information.

23.1	Consent of Marcum LLP (consent of independent registered public accounting firm).

23.2	Consent of Karr Tuttle Campbell (included in Exhibit 5).

24	Power of Attorney (included in this Registration Statement under “Signatures”).